Exhibit 99.1

CONTACT:                      Investor Relations                                (214) 792-4415

SOUTHWEST AIRLINES REPORTS THIRD QUARTER EARNINGS

DALLAS, TEXAS – October 21, 2010 – Southwest Airlines (NYSE:LUV) today reported third quarter 2010 net income of $205 million, or $.27 per diluted share, compared to a net loss of $16 million, or $.02 loss per diluted share, for third quarter 2009.   Both years’ results included special items related to non-cash, mark-to-market, and other items associated with a portion of the Company’s fuel hedge portfolio.   Excluding special items for both periods, third quarter 2010 net income was a third quarter Company record of $195 million, or $.26 per diluted share, compared to $31 million, or $.04 per diluted share, for third quarter 2009.  This exceeded Thomson’s First Call mean estimate of $.25 per diluted share for third quarter 2010.   Additional information regarding special items is included in this release and in the accompanying reconciliation tables.
Gary C. Kelly, Chairman of the Board, President, and Chief Executive Officer, stated: “The significant year-over-year improvement in our third quarter results was driven by another outstanding revenue performance, up nearly 20 percent.   Our third quarter 2010 unit revenues increased 16.1 percent over third quarter last year and marked the fourth consecutive quarter we’ve reported record unit revenues, surpassing each preceding quarter.  Our industry-leading domestic revenue performance this year demonstrates continued strong Customer response to our revenue management and schedule optimization efforts, producing record monthly load factors for fourteen of the last fifteen months.  I thank the Warriors of Southwest for their hard work and unwavering resolve to manage change, while continuing to lead the domestic airline industry in Customer Satisfaction.   Our Employees are the true strength of our Company, and the reason we believe we are strongly positioned to enter our fifth decade of operations.
 “Our outlook for October is excellent, based on traffic and revenue trends, thus far.  We are encouraged by the sustained momentum, especially in what is typically a seasonally weaker travel period.   Assuming traffic and revenue trends continue, we expect a solid unit revenue improvement in fourth quarter 2010, even with more difficult year-over-year comparisons.”
Third quarter 2010 unit costs, excluding special items, increased 7.1 percent from third quarter 2009, largely due to the 11.7 percent increase in economic fuel costs to $2.38 per gallon.   Third quarter 2010 economic fuel costs included $56 million, or $0.15 per gallon, in unfavorable cash settlements for fuel derivative contracts.  As of October 15th, the Company had derivative contracts in place for approximately 40 percent of its estimated fourth quarter 2010 fuel consumption at varying crude-equivalent prices up to approximately $95 per barrel; approximately 10 percent if market prices settle in the $95 to $120 per barrel range; and approximately 30 percent if market prices exceed $120 per barrel.  Based on this fuel hedge position and market prices (as of October 15th), the Company estimates economic fuel costs, including fuel taxes, for fourth quarter 2010 will be in the $2.45 to $2.50 per gallon range.
For 2011, the Company has derivative contracts in place for approximately 65 percent of its estimated fuel consumption at varying crude-equivalent prices up to approximately $90 per barrel; approximately 55 percent if market prices settle in the $90 to $95 per barrel range; approximately 30 percent if market prices settle in the $95 to $105 per barrel range; and approximately 55 percent if market prices exceed $105 per barrel.  Beyond 2011, the Company has coverage of approximately 60 percent of its estimated fuel consumption in 2012; approximately 50 percent in 2013; and approximately 45 percent in 2014, all at varying price levels.  The total market value (as of October 15th) of the Company's net fuel derivative contracts for the remainder of 2010 through 2014 reflects a net liability of approximately $90 million.
Excluding fuel and special items in both periods, third quarter 2010 unit costs increased 5.1 percent from third quarter 2009, which was better than anticipated primarily due to lower than expected advertising and Employee benefit costs.  Excluding profitsharing and special items in both periods, third quarter 2010 nonfuel unit costs increased 2.5 percent compared to third quarter last year.  Based on current cost trends, the Company expects its fourth quarter 2010 nonfuel unit costs to increase from fourth quarter last year.
On September 27th, Southwest Airlines announced it had entered into a definitive agreement to acquire all of the outstanding common stock of AirTran Holdings, Inc., the parent company of AirTran Airways (AirTran), for a combination of cash and Southwest Airlines’ common stock.  The acquisition will significantly expand Southwest Airlines’ low-fare service to many more Customers in many more domestic markets, creating hundreds of additional low-fare itineraries for the traveling public, more than what Southwest or AirTran could otherwise provide on a stand-alone basis, particularly in and out of Atlanta, Georgia.  Moreover, the expansion of low fares should generate hundreds of millions in annual savings to consumers.

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Based on an economic analysis by Campbell-Hill Aviation Group, LLP, Southwest Airlines’ more expansive low-fare service at Atlanta, alone, has the potential to stimulate over two million new passengers and over $200 million in consumer savings, annually.  These savings would be created from the new low-fare competition that Southwest Airlines would be able to provide as a result of the acquisition, expanding the well-known “Southwest Effect’” of reducing fares and stimulating new passenger traffic wherever it flies.
The closing of the proposed acquisition is subject to the approval of AirTran stockholders, receipt of Department of Justice (DOJ) and certain other regulatory clearances, and fulfillment of customary closing conditions.  The Company has met its required filing deadline with the DOJ in compliance with the terms of its agreement with AirTran and has begun the integration planning process.
The proposed transaction is expected to yield net annual synergies of more than $400 million by 2013.   Excluding one-time acquisition and integration costs estimated to be between $300 million and $500 million, the transaction is also expected to be accretive to Southwest’s fully-diluted earnings per share in the first year following the close of the transaction, and strongly accretive, thereafter, upon full realization of the estimated net synergies.   The Company currently expects to close the transaction in the first half of 2011.
Kelly stated, "Our profit outlook for this year is healthy, with a steadfast focus on growing revenues to offset cost inflation and adjust to higher energy prices.  Our liquidity and balance sheet remain strong.   As a result, we believe we are well prepared for the AirTran transaction and believe it will generate very handsome returns, based on the expected synergies and profits.
“We are committed to reaching our financial targets before returning to any significant level of fleet growth.  Absent the proposed AirTran acquisition, we have no plans to grow our fleet for the next several years.  However, based on current operations, the acquisition would immediately grow Southwest by approximately 25 percent, and our complementary networks would provide the ability to expand in a number of markets.  We are very excited about the opportunity the acquisition provides to profitably restart our growth and spread our low fares farther.”

Southwest Airlines’ recent recognitions and honors include:
  For the 14th year in a row, Southwest Airlines Cargo was awarded the Quest for Quality Award by Logistics Management magazine.  In addition to receiving the highest scores among all airlines, Southwest received top honors in critical categories, such as Customer Service, Ontime Performance, Value, Information Technology, and Equipment and Operations.
  PRNews recently inducted Nuts About Southwest into their Hall of Fame at the PRNews Platinum PR Awards, recognizing Southwest’s initiatives that have set high benchmarks for originality and execution that will be referred to for years to come.
  PRNews also recognized Southwest’s Porch in Bryant Park (New York City) with the WOW Award for offering visitors the chance to interact with Southwest Employees while generating brand familiarity in a city with an exceedingly competitive and crowded airspace.
  Southwest recently received a near-perfect score on the Human Rights Campaign Foundation’s ninth annual Corporate Equality Index Survey, which grades U.S. employers on categories such as nondiscrimination policies, training, Employee benefits, Employee support through diversity councils, and marketing.
  Southwest Airlines was named to the annual ranking of the Top 50 Most Socially Responsible Companies in the United States. The Top 50 are studied and ranked by the Boston College Center for Corporate Citizenship and The Reputation Institute, and considers a wide data set that captures public perception about the corporate citizenship, governance, and workplace practices of more than 200 companies.
  Hispanic Business Magazine in September announced that Southwest Airlines has been selected as one of the 2010 Top 60 Elite Companies for Diversity in the United States.  Southwest Airlines exemplified the inclusion of diversity measures in the workplace by meeting more than 32 variables that measure a company’s commitment to Hispanic hiring, promotion, marketing, philanthropy, and supplier diversity.
Southwest will discuss its third quarter 2010 results on a conference call at 12:30 p.m. Eastern Time today.  A live broadcast of the conference call will also be available at southwest.com/investor_relations.

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Operating Results
Total operating revenues for third quarter 2010 increased 19.7 percent to $3.2 billion, compared to $2.7 billion for third quarter 2009.  Total third quarter 2010 operating expenses were $2.8 billion, compared to $2.6 billion in third quarter 2009.  Third quarter 2010 operating income was $355 million, compared to $22 million for third quarter 2009.  Excluding special items, operating income for third quarter 2010 was $388 million, compared to $129 million in third quarter 2009.  Third quarter 2010 operating margin was 11.1 percent, and excluding special items was 12.1 percent.
“Other expenses” were $23 million for third quarter 2010, compared to $42 million for third quarter 2009.  The $19 million decrease in total other expenses primarily resulted from $13 million in “other gains” recognized in third quarter 2010 versus $2 million in “other losses” recognized in third quarter 2009.  In both periods, these “other (gains) losses” primarily resulted from unrealized gains/losses associated with the Company’s fuel hedging program.  The cost of the hedging program (the premium costs of derivative contracts) is also included in “other (gains) losses”, and was $37 million in third quarter 2010 and $35 million in third quarter 2009.  In addition, third quarter 2010 net interest expense decreased approximately $5 million from third quarter 2009 primarily due to lower rates.
The third quarter 2010 effective tax rate was 38 percent compared to 21 percent for the same period last year. The third quarter 2009 tax rate was impacted by the Company’s projections for full year 2009 financial results and the related impact that permanent tax differences were expected to have on those projections.
Net cash provided by operations for the nine months ended September 30, 2010 was $1.3 billion, and capital expenditures were $398 million, resulting in over $900 million in free cash flow.  The Company expects to generate free cash flow for all of 2010, based on current trends and projected 2010 capital expenditures of less than $500 million.  In addition to a fully available, unsecured, revolving credit facility of $600 million, as of October 19th, the Company had $3.7 billion in cash and short-term investments, which does not include $125 million in cash collateral held by its fuel hedge counterparties.  The Company’s total fuel hedge collateral obligations, as of October 19th, also required approximately $138 million of aircraft collateral.  The Company intends to use cash on hand to fund the cash portion of the AirTran acquisition and to reduce outstanding debt over time.
Total operating revenues for the nine months ended September 30, 2010 increased 17.7 percent to $9.0 billion, while total operating expenses increased 8.9 percent to $8.2 billion, resulting in a year-to-date operating income of $772 million, versus $95 million for the first nine months of 2009.  Excluding special items in both periods, operating income for the nine months ended September 30, 2010 was $904 million, compared to $342 million for the same period last year.  Net income for the nine months ended September 30, 2010 was $328 million, or $.44 per diluted share, compared to a net loss of $16 million, or $.02 loss per diluted share for the same period last year.  Excluding special items in both periods, net income for the nine months ended September 30, 2010 was $435 million, or $.58 per diluted share, compared to net income of $69 million, or $.09 per diluted share, for the same period last year.

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Important Information for Investors and Stockholders

Communications in this news release do not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  The proposed acquisition of AirTran by Southwest will be submitted to the stockholders of AirTran for their consideration.  In connection therewith, Southwest will file a registration statement on Form S-4 with the SEC that will include a proxy statement of AirTran that also constitutes a prospectus of Southwest.  Southwest and AirTran also plan to file other documents with the SEC regarding the proposed transaction.  SOUTHWEST URGES INVESTORS AND SECURITY HOLDERS OF AIRTRAN TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders may obtain free copies of the proxy statement/prospectus and other documents containing important information about Southwest and AirTran, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov.  Copies of the documents filed with the SEC by Southwest will be available free of charge on Southwest’s website at www.southwest.com under the tab “Investor Relations” or by contacting Southwest’s Investor Relations Department at (214) 792-4000.  Copies of the documents filed with the SEC by AirTran will be available free of charge on AirTran’s website at www.airtran.com under the tab “Investor Relations” or by contacting AirTran’s Investor Relations Department at (407) 318-5600.

Southwest, AirTran, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of AirTran in connection with the proposed transaction.  Information about the directors and executive officers of Southwest is set forth in its proxy statement for its 2010 annual meeting of shareholders, which was filed with the SEC on April 16, 2010.  Information about the directors and executive officers of AirTran is set forth in its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 2, 2010.  These documents can be obtained free of charge from the sources indicated above.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Specific forward-looking statements include, without limitation, statements relating to the Company’s financial targets and outlook, its fleet plans, its plans and expectations related to managing risk associated with changing jet fuel prices, and its expectations with respect to its proposed acquisition of AirTran, including, without limitation, the expected impact of the proposed acquisition on (i) the Company’s growth opportunities; (ii) its customer experience, offerings, and benefits; and (iii) its financial outlook, including expected synergies, costs, and earnings impact. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance.  These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them.  Factors include, among others, (i) changes in the price of aircraft fuel, the impact of hedge accounting, and any changes to the Company’s fuel hedging strategies and positions; (ii) the impact of the economy on demand for air travel and fluctuations in consumer demand generally for the Company’s current services, as well as the services anticipated to be provided as a result of the Company’s proposed acquisition of AirTran; (iii) the impact of fuel prices and economic conditions on the Company’s overall business plan and strategies; (iv) actions of competitors, including without limitation pricing, scheduling, and capacity decisions, and consolidation and alliance activities; (v) the impact of governmental regulations on the Company’s operations; (vi) the possibility that the Company’s proposed acquisition of AirTran is delayed or does not close, including due to the inability of Southwest and AirTran to obtain all approvals necessary or the failure of other closing conditions; (vii) the Company’s ability to successfully integrate AirTran’s business and realize the expected synergies from the transaction; and (viii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and under the heading “Forward-looking statements” in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, and June 30, 2010.

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
			Percent			Percent
	2010	2009	Change	2010	2009	Change

OPERATING REVENUES:
Passenger	$3,032	$2,550	18.9	$8,544	$7,308	16.9
Freight	31	28	10.7	94	87	8.0
Other	129	88	46.6	352	243	44.9
Total operating revenues	3,192	2,666	19.7	8,990	7,638	17.7

OPERATING EXPENSES:
Salaries, wages, and benefits	938	909	3.2	2,748	2,607	5.4
Fuel and oil	926	826	12.1	2,681	2,250	19.2
Maintenance materials and repairs	196	184	6.5	556	557	(0.2)
Aircraft rentals	43	47	(8.5)	135	140	(3.6)
Landing fees and other rentals	210	192	9.4	606	537	12.8
Depreciation and amortization	161	162	(0.6)	469	462	1.5
Other operating expenses	363	324	12.0	1,023	990	3.3
Total operating expenses	2,837	2,644	7.3	8,218	7,543	8.9

OPERATING INCOME	355	22	n.a.	772	95	n.a.

OTHER EXPENSES (INCOME):
Interest expense	43	48	(10.4)	126	140	(10.0)
Capitalized interest	(5)	(5)	-	(15)	(16)	(6.3)
Interest income	(2)	(3)	(33.3)	(9)	(11)	(18.2)
Other (gains) losses, net	(13)	2	n.a.	138	2	n.a.
Total other expenses	23	42	(45.2)	240	115	108.7

INCOME (LOSS) BEFORE INCOME TAXES	332	(20)	n.a.	532	(20)	n.a.
PROVISION (BENEFIT) FOR INCOME TAXES	127	(4)	n.a.	204	(4)	n.a.

NET INCOME (LOSS)	$205	$(16)	n.a.	$328	$(16)	n.a.

NET INCOME (LOSS) PER SHARE:
Basic	$.27	$(.02)		$.44	$(.02)
Diluted	$.27	$(.02)		$.44	$(.02)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	746	742		745	741
Diluted	747	742		746	741

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF REPORTED AMOUNTS TO NON-GAAP ITEMS
(SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Nine months ended
	September 30,			September 30,
			Percent			Percent
	2010	2009	Change	2010	2009	Change
Fuel and oil expense - unhedged	$837	$697		$2,411	$1,857
Less: Fuel hedge losses included in fuel and oil expense	89	129		270	393
Fuel and oil expense - as reported	$926	$826		$2,681	$2,250
Add/(Deduct): Net impact from fuel contracts (1)	(33)	(51)		(132)	(191)
Fuel and oil expense - economic	$893	$775	15.2	$2,549	$2,059	23.8

Operating income (loss), as reported	$355	$22		$772	$95
Add/(Deduct): Net impact from fuel contracts (1)	33	51		132	191
Operating income - economic	$388	$73		$904	$286
Add: Charge from voluntary early out program, net	-	56		-	56
Operating income, non-GAAP	$388	$129	n.a.	$904	$342	164.3

Operating margin - as reported (2)	11.1%	0.8%		8.6%	1.2%
Add/(Deduct): Net impact from fuel contracts	1.0%	1.9%		1.5%	2.5%
Operating margin - economic	12.1%	2.7%		10.1%	3.7%
Add: Charge from voluntary early out program, net	-	2.1%		-	0.8%
Operating margin - non-GAAP	12.1%	4.8%	7.3 pts	10.1%	4.5%	5.6 pts

Other (gains) losses, net, as reported	$(13)	$2		$138	$2
Add/(Deduct): Net impact from fuel contracts (1)	50	39		(39)	112
Other losses, net, non-GAAP	$37	$41	(9.8)	$99	$114	(13.2)

Income (loss) before income taxes, as reported	$332	$(20)		$532	$(20)
Add/(Deduct): Net impact from fuel contracts (1)	(17)	12		171	79
	$315	$(8)		$703	$59
Add: Charge from voluntary early out program, net	-	56		-	56
Income before income taxes, non-GAAP	$315	$48	n.a.	$703	$115	n.a.

Pretax margin - as reported (3)	10.4%	-0.8%		5.9%	-0.3%
Add/(Deduct): Net impact from fuel contracts	(0.5%)	0.5%		1.9%	1.1%
	9.9%	-0.3%		7.8%	0.8%
Add: Charge from voluntary early out program, net	-	2.1%		-	0.8%
Pretax margin - non-GAAP	9.9%	1.8%	8.1 pts	7.8%	1.6%	6.2 pts

Net income/(loss), as reported	$205	$(16)		$328	$(16)
Add/(Deduct): Net impact from fuel contracts (1)	(17)	12		171	79
Income tax impact of fuel contracts	7	-		(64)	(29)
	$195	$(4)		$435	$34
Add: Charge from voluntary early out program, net	-	35		-	35
Net income, non-GAAP	$195	$31	n.a.	$435	$69	n.a.

Net income (loss) per share, diluted, as reported	$.27	$(.02)		$.44	$(.02)
Add/(Deduct): Net impact from fuel contracts	(.01)	.01		.14	.06
	$.26	$(.01)		$.58	$.04
Add: Impact of special items, net	-	.05		-	.05
Net income per share, diluted, non-GAAP	$.26	$.04	n.a.	$.58	$.09	n.a.

Operating expense per ASM (cents)	11.10	10.67		11.16	10.13
Deduct: Fuel expense divided by ASMs	(3.63)	(3.33)		(3.64)	(3.02)
Deduct: Impact of special items, net	-	(.23)		-	(.08)
Operating expense per ASM, non-GAAP, excluding fuel (cents)	7.47	7.11	5.1	7.52	7.03	7.0
Deduct: Profitsharing expense divided by ASMs	(.22)	(.04)		(.16)	(.03)
Operating expense per ASM, non-GAAP, excluding fuel
and profitsharing (cents)	7.25	7.07	2.5	7.36	7.00	5.1

(1) See Reconciliation of Impact from Fuel Contracts
(2) Operating income - as reported divided by Total operating revenues
(3) Income before income taxes - as reported divided by Total operating revenues

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SOUTHWEST AIRLINES CO.
RECONCILIATION OF IMPACT FROM FUEL CONTRACTS
(SEE NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES)
(in millions)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Fuel & Oil Expense
Add/(Deduct): Reclassification between Fuel & Oil and Other (gains)
losses, net, associated with current period settled contracts	$1	$(1)	$13	$(30)
Add/(Deduct): Contracts settling in the current period, but for which gains
and/or (losses) have been recognized in a prior period*	(34)	(50)	(145)	(161)
Add/(Deduct): Contracts settling in a prior period, but for which the
underlying hedged fuel has been consumed in the current period	-	-	-	-
Impact from fuel contracts to Fuel & Oil Expense	$(33)	$(51)	$(132)	$(191)

Operating Income
Add/(Deduct): Reclassification between Fuel & Oil and Other (gains)
losses, net, associated with current period settled contracts	$(1)	$1	$(13)	$30
Add/(Deduct): Contracts settling in the current period, but for which gains
and/or (losses) have been recognized in a prior period*	34	50	$145	161
Add/(Deduct): Contracts settling in a prior period, but for which the
underlying hedged fuel has been consumed in the current period	-	-	-	-
Impact from fuel contracts to Operating Income	$33	$51	$132	$191

Other (gains) losses
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$27	$(11)	$(4)	$21
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	24	49	(22)	61
Add/(Deduct): Reclassification between Fuel & Oil and Other (gains)
losses, net, associated with current period settled contracts	(1)	1	(13)	30
Impact from fuel contracts to Other (gains) losses	$50	$39	$(39)	$112

Net Income
Add/(Deduct): Mark-to-market impact from fuel contracts
settling in future periods	$(27)	$11	$4	$(21)
Add/(Deduct): Ineffectiveness from fuel hedges settling in future periods	(24)	(49)	22	(61)
Add/(Deduct): Other net impact of fuel contracts settling in the
current or a prior period (excluding reclassifications)	34	50	145	161
Impact from fuel contracts to Net income **	$(17)	$12	$171	$79

* As a result of prior hedge ineffectiveness and/or contracts marked to market through earnings
** Excludes income tax impact of unrealized items

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SOUTHWEST AIRLINES CO.
COMPARATIVE CONSOLIDATED OPERATING STATISTICS
(unaudited)

	Three months ended			Nine months ended
	September 30,			September 30,
	2010	2009	Change	2010	2009	Change

Revenue passengers carried	22,879,097	22,375,593	2.3%	65,739,354	64,811,451	1.4%
Enplaned passengers	27,814,896	26,396,360	5.4%	79,063,561	75,951,788	4.1%
Revenue passenger miles (RPMs) (000s)	20,673,082	19,706,579	4.9%	58,041,024	56,281,687	3.1%
Available seat miles (ASMs) (000s)	25,557,692	24,771,016	3.2%	73,648,997	74,495,618	(1.1)%
Load factor	80.9%	79.6%	1.3 pts.	78.8%	75.6%	3.2 pts.
Average length of passenger haul (miles)	904	881	2.6%	883	868	1.7%
Average aircraft stage length (miles)	653	640	2.0%	646	641	0.8%
Trips flown	287,200	283,663	1.2%	836,314	852,371	(1.9)%
Average passenger fare	$132.53	$113.95	16.3%	$129.97	$112.76	15.3%
Passenger revenue yield per RPM (cents)	14.67	12.94	13.4%	14.72	12.98	13.4%
RASM (cents)	12.49	10.76	16.1%	12.21	10.25	19.1%
PRASM (cents)	11.86	10.29	15.3%	11.60	9.81	18.2%
CASM, GAAP (cents)	11.10	10.67	4.0%	11.16	10.13	10.2%
CASM, GAAP excluding fuel (cents)	7.47	7.34	1.8%	7.52	7.11	5.8%
CASM, excluding special items (cents)	10.97	10.24	7.1%	10.98	9.79	12.2%
CASM, excluding fuel and special items (cents)	7.47	7.11	5.1%	7.52	7.03	7.0%
Fuel costs per gallon, including fuel tax (unhedged)	$2.23	$1.91	16.8%	$2.23	$1.71	30.4%
Fuel costs per gallon, including fuel tax (GAAP)	$2.47	$2.27	8.8%	$2.48	$2.07	19.8%
Fuel costs per gallon, including fuel tax (economic)	$2.38	$2.13	11.7%	$2.36	$1.89	24.9%
Fuel consumed, in gallons (millions)	375	363	3.3%	1,075	1,083	(0.7)%
Active fulltime equivalent Employees	34,836	34,806	0.1%	34,836	34,806	0.1%
Aircraft in service at period-end	547	545	0.4%	547	545	0.4%

RASM (unit revenue) - Operating revenue yield per ASM
PRASM (passenger unit revenue) - Passenger revenue yield per ASM
CASM (unit costs) - Operating expenses per ASM

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions)
(unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$1,031	$1,114
Short-term investments	2,348	1,479
Accounts and other receivables	289	169
Inventories of parts and supplies, at cost	231	221
Deferred income taxes	63	291
Prepaid expenses and other current assets	80	84
Total current assets	4,042	3,358

Property and equipment, at cost:
Flight equipment	13,989	13,719
Ground property and equipment	2,070	1,922
Deposits on flight equipment purchase contracts	189	247
	16,248	15,888
Less allowance for depreciation and amortization	5,682	5,254
	10,566	10,634
Other assets	535	277
	$15,143	$14,269

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$707	$732
Accrued liabilities	944	729
Air traffic liability	1,423	1,044
Current maturities of long-term debt	113	190
Total current liabilities	3,187	2,695

Long-term debt less current maturities	3,350	3,325
Deferred income taxes	2,140	2,200
Deferred gains from sale and leaseback of aircraft	92	102
Other noncurrent liabilities	424	493
Stockholders' equity:
Common stock	808	808
Capital in excess of par value	1,225	1,216
Retained earnings	5,273	4,971
Accumulated other comprehensive loss	(453)	(578)
Treasury stock, at cost	(903)	(963)
Total stockholders' equity	5,950	5,454
	$15,143	$14,269

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SOUTHWEST AIRLINES CO.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)
(unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$205	$(16)	$328	$(16)
Adjustments to reconcile net income (loss) to
cash provided by operating activities:
Depreciation and amortization	161	162	469	462
Unrealized (gain) loss on fuel derivative instruments	(17)	12	171	79
Deferred income taxes	20	8	96	3
Amortization of deferred gains on sale and
leaseback of aircraft	(3)	(4)	(10)	(11)
Changes in certain assets and liabilities:
Accounts and other receivables	42	12	(66)	(16)
Other current assets	7	11	(6)	(7)
Accounts payable and accrued liabilities	(5)	(147)	189	(42)
Air traffic liability	(63)	6	379	251
Cash collateral received from (provided to) fuel
derivative counterparties	15	-	150	(185)
Other, net	23	28	(408)	(25)
Net cash provided by operating activities	385	72	1,292	493

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(100)	(198)	(398)	(471)
Purchases of short-term investments	(1,151)	(1,707)	(4,331)	(4,797)
Proceeds from sales of short-term investments	939	1,608	3,484	3,955
Other, net	-	-	-	1
Net cash used in investing activities	(312)	(297)	(1,245)	(1,312)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale and leaseback transactions	-	-	-	381
Issuance of long-term debt	-	124	-	456
Proceeds from Employee stock plans	10	4	45	11
Proceeds from credit line borrowing	-	83	-	83
Payments of long-term debt and capital lease obligations	(39)	(22)	(123)	(64)
Payments of revolving credit facility	-	-	-	(400)
Payment of credit line borrowing	-	-	(44)	(91)
Payments of cash dividends	(3)	(3)	(13)	(13)
Other, net	1	(5)	5	(10)
Net cash provided by (used in) financing activities	(31)	181	(130)	353

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	42	(44)	(83)	(466)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	989	946	1,114	1,368

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,031	$902	$1,031	$902

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SOUTHWEST AIRLINES CO.
REVISED 737-700 DELIVERY SCHEDULE
AS OF OCTOBER 20, 2010

	The Boeing Company
			Purchase	Previously
	Firm	Options	Rights	Owned	Total

2010	10			1	11	*
2011	14			2	16
2012	23				23
2013	19	6			25
2014	21	6			27
2015	14	1			15
2016	15	7			22
2017		17			17
Through 2021			98		98
Total	116	37	98	3	254

* Includes nine aircraft delivered through October 20, 2010.

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NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP).  These GAAP financial statements include unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging.

The Company also provides financial information included in this press release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP.  The Company provides supplemental non-GAAP financial information that it sometimes refers to as “economic”, which the Company’s management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results.  The Company’s economic financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts—all reflected within Fuel and oil expense in the period of settlement.  Thus, Fuel and oil expense on an economic basis reflects the Company’s actual net cash outlays for Fuel during the applicable period, inclusive of settled fuel derivative contracts.  Any net premium costs paid related to option contracts are reflected as a component of Other (gains) losses, net, for both GAAP and non-GAAP purposes.  These economic results provide a better measure of the impact of the Company’s fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting pronouncements relating to derivative instruments and hedging, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company’s management, as well as investors, to consistently assess its operating performance on a year-over-year or quarter-over-quarter basis after considering all programs in place to curtail fuel expense.  However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.  Special items also included a charge of $66 million (before the impact of profitsharing or taxes) during third quarter 2009 related to Freedom ’09, the Company's early-out program, which management does not believe is a meaningful indicator of the Company's results for that period or in comparison to its performance in 2010.

Further information on (i) the Company’s fuel hedging program, (ii) the requirements and accounting associated with accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

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